Exhibit 4 to
                                                                 Schedule 13D
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                             STOCKHOLDERS AGREEMENT



                                      among



                          THE STOCKHOLDERS NAMED HEREIN


                                       and


                            INTERSTATE HOTELS COMPANY





                            Dated as of June 25, 1996


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
                             STOCKHOLDERS AGREEMENT


                 STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of June 25, 1996, among BLACKSTONE REAL ESTATE PARTNERS II L.P. ("BREPII"), BLACKSTONE REAL ESTATE PARTNERS IV L.P. ("BREPIV"), BLACKSTONE RE CAPITAL PARTNERS II L.P. ("BRECPII"), each a Delaware limited partnership, BRE/INTERSTONE L.L.C., a Delaware limited liability company ("BRE"; BRE, BREPII, BREPIV and BRECPII, collectively, the "Blackstone Entities"), INTERSTATE HOTELS COMPANY, a Pennsylvania corporation (the "Company"), and the stockholders of the Company (other than the Blackstone Entities) identified on the signature pages hereof (the "Fine Family Stockholders").

                                   Background

                 WHEREAS, Blackstone Real Estate Advisors L.P. ("BREA"), Interstate Hotels Corporation ("IHC"), and certain other persons are parties to the Option Agreement, dated as of October 12, 1995 (as amended by Amendment No. 1, dated December 15, 1995, and Amendment No. 2, dated as of March 29, 1996, the "Option Agreement");

                 WHEREAS, IHC is a party to a Contribution Agreement, dated as of March 29, 1996 (the "Contribution Agreement"), with the contributors referred to therein, including certain affiliates of BREA;

                 WHEREAS, in accordance with the Contribution Agreement and/or the Option Agreement, the Company has delivered to the Blackstone Entities, shares of the Common Stock (as defined below); and

                 WHEREAS, the parties hereto wish to set forth certain rights and obligations with respect to the Common Stock owned by such parties (other than the Company) and the governance and operations of the Company.

                 NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                 1. Definitions. As used in this Agreement, the following terms shall have the following meanings, whether used in the singular or the plural:

                 "Affiliate" means, with respect to any person, any other person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first person.

                 "Blackstone" means The Blackstone Group L.P., a Delaware limited partnership.

                 "Charter Documents" means the articles of incorporation and bylaws (or other constituent documents) of the Company.

                 "Common Stock" means the common stock, par value $.01 per share, of the Company and any other shares, units or other equity interests into which such common stock may be converted or exchanged in any acquisition, merger, consolidation, reorganization, reclassification or similar transaction.

                 "Control" means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

                 "Fine Family Stockholders Representative" means Milton Fine or other Individual Fine Family Member designated by the Fine Family Stockholders.

                 "Individual Fine Family Member" means: (i) each of Milton Fine, David J. Fine, Sybil Fine King and Carolyn Fine Friedman and (ii) each spouse, child (natural or adopted), grandchild or parent of the individuals referred to in clause (i); provided, however, no individual who is less than 21 years of age shall be an Individual
         Fine Family Member.

                 "Permitted Transferee" means: (i) with respect to any Fine Family Stockholder, (1) any Individual Fine Family Member, (2) any trust, the beneficiaries of which include only Individual Fine Family Members and/or any individual who would, but for the proviso to clause
         (ii) of the definition of Individual Fine Family Member, be an Individual Fine Family Member, (3) any corporation or partnership controlled by any Fine Family Stockholder or any Individual Fine Family Member, so long as a majority of the economic and voting interests of such corporation or partnership are owned by Fine Family Stockholders, Individual Fine Family Members and/or trusts referred to in clause (2) above and (4) any director, officer or employee of the
       Company or its subsidiaries; and (ii) with respect to any Blackstone
         Entity, (1) any corporation, partnership or other entity which is an Affiliate of Blackstone ("Blackstone Affiliate"), (2) any managing director, general partner, or limited partner, director, officer or employee of Blackstone or any Blackstone Affiliate ("Blackstone Associate"), (3) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Blackstone Associate, or
         (4) any trust, the beneficiaries of which, or corporation or partnership, the stockholders or general or limited partners of which, include only Blackstone, Blackstone Affiliates, Blackstone Associates, their spouses or their lineal descendants.

                 "person" means any individual, partnership, joint venture, limited liability company, corporation or other entity, trust, unincorporated organization or government or department or agency thereof.

                 "Public Sale" means any underwritten public distribution pursuant to a registered public offering under the Securities Act or any sale pursuant to Rule 144 (if available) or Rule 144A under the Securities Act (or any similar rule then in force).

                 "Securities Act" means the Securities Act of 1933, as amended from time to time.

                 "Securities and Exchange Commission" means the Securities and Exchange Commission and includes any federal governmental body or agency succeeding to the functions thereof.

                 "Subsidiary" means, with respect to any person, any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of: (a) the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (b) the interest in the capital or profits of such partnership, limited liability company or joint venture; or (c) the beneficial interest of such trust or estate, is at the time directly or indirectly (through one or more other Subsidiaries of such person) owned by such person.

                 "Transfer" of any shares of Common Stock, means any sale, transfer, assignment, or other disposition of such shares or any interest therein for value (but excluding bona-fide pledges and any transfer upon foreclosure thereof and any transfer by gift or devise), directly or indirectly (including a transfer by any person of the capital stock or other interest in a Subsidiary of such person which is the direct or indirect holder of shares of Common Stock).

                 2.  Tag Along Right.

                 (a) No Fine Family Stockholder shall Transfer any shares of Common Stock other than in compliance with this Section 2. Any such attempted Transfer not in compliance herewith shall be null and void, ab initio, and the Company shall not give effect to any such attempted Transfer in the stock transfer ledgers of the Company.

                 (b) At least 20 days prior to any Transfer by any Fine Family Stockholder of any shares of Common Stock, such Fine Family Stockholder proposing to make such Transfer (the "Transferring Fine Family Stockholder") shall deliver a notice (a "Tag Along Notice") to BREA specifying the identity of the prospective Transferee(s) and disclosing in reasonable detail the price and other terms and conditions of the proposed Transfer, and offering to permit each of the Blackstone Entities to Transfer their shares of Common Stock as part of such proposed Transfer as provided herein. BREA may on behalf of each of such Blackstone Entities elect to participate in the proposed Transfer by delivering written notice of such election to the Transferring Fine Family Stockholder prior to the expiration of the 20-day period commencing on the date of receipt by BREA of the Tag Along Notice.

                 (c) If BREA elects on behalf of the Blackstone Entities to participate in a Transfer in accordance with this Section 2, each Blackstone Entity on whose behalf such election has been made will be entitled to sell in such proposed Transfer, at the same price and on the same terms as the Transferring Fine Family Stockholder, that number of shares of Common Stock which is equal to the product of (1) the quotient determined by dividing the number of the outstanding shares of Common Stock then held by such Blackstone Entity by the total number of shares of outstanding Common Stock then held by the Transferring Fine Family Stockholder and such Blackstone Entity and (2) the total number of shares of Common Stock to be sold in such proposed Transfer.

                 (d) The provisions of this Section 2 shall not apply to Transfers by any Fine Family Stockholder: (i) of Common Stock pursuant to a Public Sale involving a public offering registered under the Securities Act;
(ii) to a Permitted Transferee of such Fine Family Stockholder (provided that, in the case of this clause (ii), such Permitted Transferee has agreed in writing to be bound by the terms and conditions of this Agreement, in form and substance reasonably satisfactory to BREA, to the same extent and in the same manner applicable to the Fine Family Stockholder Transferring such shares; and
(iii) to any person (other than persons who or which fall within the definition of "Permitted Transferee" with respect to such Fine Family Stockholder); provided that the aggregate number of shares of Common Stock transferred by all Fine Family Stockholders and their Permitted Transferees in reliance on the foregoing clause (iii) shall not exceed 238,095 shares (as adjusted from time to time following the date hereof to give effect to any stock splits, combinations and other similar events following the date hereof).

                 3. Board Representation. (a) The Fine Family Stockholders shall vote all their shares of Common Stock, at any regular or special meeting of the stockholders of the Company called for the purpose of filling positions on the Board of Directors of the Company, or, to the extent permitted by the Charter Documents, in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions necessary, to ensure that the Board of Directors of the Company (the "Board of Directors") shall include at least one individual selected by BREA, for and on behalf of the Blackstone Entities and their Permitted Transferees (the "BREA Nominee"), such individual to be reasonably acceptable to the Company (it being agreed that any individual employed by Blackstone at the level of senior managing director or higher is acceptable to the Company.)

                 (b) If, prior to his or her election to the Board of Directors pursuant to Section 3(a), the BREA Nominee shall be unable or unwilling to serve as a director of the Company, BREA shall be entitled to nominate a replacement who shall then be the BREA Nominee for purposes of this
Section 3.  If, following election to the Board of Directors pursuant to
Section 3(a), the BREA Nominee shall resign, or be removed, or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, BREA, for and on behalf of the Blackstone Entities and their Permitted Transferees, shall within 30 days of such event, notify the Board of Directors in writing of a replacement BREA Nominee, and the Fine Family Stockholders shall vote all their shares of Common Stock, at any regular or special meeting called for the purpose of filling positions on the Board of Directors, or, to the extent permitted by the Charter Documents, in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions necessary, to ensure the prompt election to the Board of Directors of such replacement BREA Nominee to fill the unexpired term of the BREA Nominee whom such new BREA Nominee is replacing.

                 (c) Each of the Company and each Fine Family Stockholder agrees that it shall not take any direct or indirect action to remove any BREA Nominee without cause.

                 (d) If and for so long as an executive committee (or other comparable committee) of the Board of Directors exists, the BREA Nominee shall, at BREA's option, be a member of such committee.

                 (e) Each Blackstone Entity shall vote all its shares of Common Stock, at any regular or special meeting of the stockholders of the Company called for the purpose of filling positions on the Board of Directors, or, to The extent permitted by the Charter Documents, in any written consent executed in lieu of such a meeting of stockholders, for the election of the director-candidates nominated by the Board of Directors.

                 (f) BREA, for and on behalf of the Blackstone Entities and their Permitted Transferees, shall have the option, upon written notice to the Company, to terminate the provisions of this Section 3.

                 (g)  The Charter Documents shall contain provisions:
(i) specifying that directors may not be removed without cause; and (ii) (1) limiting the liability of the directors of the Company and (2) requiring indemnification by the Company for such directors, all to the fullest extent permitted by law.

                 (h) In order to effectuate the provisions of this Agreement, each of the Blackstone Entities and the Fine Family Stockholders hereby agrees that when any action or vote is required to be taken by such person pursuant to this Agreement, such person shall use such person's best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, or, to the extent permitted by the Charter Documents, execute or cause to be executed a consent in writing in lieu of any such meetings.

                 (i) The Company shall take appropriate action so that the policies of the Board of Directors shall require that any transaction between the Company (or its Subsidiaries) with any Affiliate of the Company (other than wholly owned Subsidiaries of the Company) be approved in advance by affirmative action of a majority of the disinterested directors of the Company.

                 4. Conformity of Charter Documents to Agreement. Each Blackstone Entity and each of the Fine Family Stockholders shall vote all shares of Common Stock owned or Controlled by such person, at any regular or special meeting of stockholders of the Company or, to the extent permitted by the Charter Documents, in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions necessary, to ensure that the Charter Documents do not, at any time, conflict with the provisions of this Agreement.

                 5.       ROFO.

                 (a) Each Blackstone Entity agrees that it shall not Transfer any shares of Common Stock other than in compliance with this Section 5. Any such attempted Transfer not in compliance herewith shall be null and void, ab initio, and the Company shall not give effect to any such attempted Transfer in the stock transfer ledgers of the Company.

                 (b) If any Blackstone Entity proposes to Transfer any shares of Common Stock, BREA shall given written notice (the "First Offer Notice") of such proposal to the Fine Family Stockholders Representative at least 5 days in advance thereof, setting forth the number of shares which such Blackstone Entity desires to Transfer (the "First Offer Shares"). The Fine Family Stockholders Representative, on behalf of the Fine Family Stockholders, may at any time within 5 days after delivery by BREA of the First Offer Notice (the "First Offer Period") submit to BREA a written offer to purchase (a "Purchase Offer") all (but not less than all) of the First Offer Shares covered by such First Offer Notice at a per share cash price specified by the Fine

Family Stockholders Representative in the Purchase Offer. The Purchase Offer shall specify which of the Fine Family Stockholders shall, if such Purchase Offer is accepted by BREA, purchase the First Offer Shares (including the number of First Offer Shares to be purchased by each of such Fine Family Stockholders). The Fine Family Stockholders shall be under no obligation to submit a Purchase Offer, and BREA shall not be obligated to accept any Purchase Offer. Upon BREA's acceptance of any Purchase Offer in writing, such Purchase Offer shall be irrevocable, and the parties shall thereafter promptly (and in any event within 10 days of the date of such written acceptance) close the purchase and sale of the First Offer Shares covered by the Purchase Offer. At such closing, BREA shall (or shall cause the transferring Blackstone Entity to) deliver the First Offer Shares to the Fine Family Stockholders on whose behalf the Fine Family Stockholders Representative delivered the Purchase Offer against a cash payment therefor in full by wire transfer of immediately available funds to such account or accounts as may be designated by BREA. Such closing shall take place at such place as the Fine Family Stockholders Representative and BREA shall mutually agree.

                 (c) If no Purchase Offer is received by BREA within the First Offer Period, or if BREA rejects or otherwise declines to accept a Purchase Offer received by BREA within the First Offer Period, the Blackstone Entity shall be entitled, for a period of 120 days following the date of delivery of the First Offer Notice (the "Free Transfer Period"), to Transfer all (but not less than all, excluding shares covered by a First Offer Notice which are Transferred during the Free Transfer Period in reliance on the provisions of Section 5(d) below) of the First Offer Shares on such terms as it may be willing to accept; provided that, if a Purchase Offer has been submitted to BREA within the First Offer Period, no Transfer may be made during the Free Transfer Period at a per share cash price less than the per share price specified in the Purchase Offer.

                 (d) The provisions of this Section 5 shall not apply to Transfers by any of the Blackstone Entities (including Transfers of First Offer Shares during the Free Transfer Period) (i) of Common Stock pursuant to a Public Sale (1) involving a public offering registered under the Securities Act or (2) consistent with the "manner of sale" requirements specified in Rule 144(f) under the Securities Act; or (ii) to a Permitted Transferee of such Blackstone Entity; provided that, in the case of clause (ii), such Permitted Transferee has agreed in writing to be bound by the terms and conditions of this Agreement, in form and substance reasonably satisfactory to the Company, to the same extent and in the same manner applicable to such Blackstone Entity.

                 6.  Initial Lock-up Period.       [Intentionally left blank]

                 7. Registration Rights. (a) If at any time after the date hereof the Company intends to file with the Securities and Exchange Commission a registration statement on any registration form of the Securities and Exchange Commission (other than Form S-8 or S-4) covering the sale of shares of Common Stock for cash in a public offering by the Company or any of its stockholders, the Company shall notify BREA of its intention to file that registration statement at least 30 days prior to the filing thereof. The notice shall state the total number of shares of Common Stock proposed to be registered thereby. If BREA notifies the Company within 10 days after receipt of such notice from the Company of the desire of any or all of the Blackstone Entities to have included in that registration statement any of their shares of Common Stock, then, subject to Section 7(e), the Company shall include those shares in that registration statement ("Company Registration"). Neither the delivery of a notice under this Section 7(a) nor a request by BREA under this
Section 7(a) shall in any way, obligate the Company to file any registration statement and notwithstanding the filing of such a registration statement, the Company may, at any time before the effective date thereof, elect to terminate the entire registration process without any further obligation to BREA or the Blackstone Entities with respect thereto. A registration request pursuant to this Section 7(a) shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective for such period as is described in Section 7(c), (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission or other governmental authority and (iii) unless the amount of shares offered and sold by the Company as part of such underwritten public offering shall have created an active trading market for such shares immediately following such offering in the reasonable judgment of the managing underwriter or underwriters in respect of such offering. If the registration demanded pursuant to this Section 7(a) shall not have been deemed to be so effected, BREA shall be entitled to exercise registration rights as provided herein until the registration demanded pursuant to this Section 7(a) shall be deemed to be so effected.

                 (b) BREA may on behalf of any or all of the Blackstone Entities, subject to the terms and conditions contained in this Section 7, exercise the demand registration rights contained in this Section 7(b) at any time and from time to time, subject to the 180-day "lock-up" agreement entered into by the Blackstone Entities in connection with this Agreement. BREA may exercise the demand registration rights contained in this Section 7(b) for up to three Demand Registrations (as defined below). BREA shall have the right to make a demand on the Company to effect the registration (a "Demand Registration") for an underwritten public offering involving a secondary offering of all or a portion of the shares of Common Stock held by the Blackstone Entities on Form S-1 (or other form available for registration of sales of securities for cash). BREA shall notify the Company of its desire to exercise each Demand Registration by delivering to the Company written notice (a "Demand Notice") specifying the number of shares of Common Stock which BREA desires to be included in the Demand Registration. Upon receipt of the Demand Notice, the Company shall promptly give written notice of the Demand Registration to all holders of shares of Common Stock, if any, that are entitled to have such shares included in such registration (the "Other Holders") and otherwise comply with the registration procedures contained herein. Each of the Other Holders may elect to participate in the Demand Registration by giving the Company written notice of such Other Holder's election to include its shares of Common Stock in the Demand Registration within 15 days from the date on which the notice to Other Holders is given by the Company, which notice shall specify the number of shares of Common Stock which such Other Holder desires to be included in the Demand Registration. A registration demanded pursuant to this Section 7(b) shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective for such period as is described in Section 7(c) and (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission or other governmental authority. If the registration demanded pursuant to this Section 7(b) shall not have been deemed to be so effected, such registration shall not be counted against the number of Demand Registrations permitted by this Section 7(b).

                 (c) Upon the Company's receipt of a Demand Notice and the responses from Other Holders (or the expiration of the 15-day period referred to above), the Company shall prepare and file with the Securities and Exchange Commission, as soon as practicable but no longer than 60 days from the date of the Company's receipt of the Demand Notice, a registration statement covering the shares of Common Stock requested to be included in the Demand Registration by BREA and the Other Holders, and shall use its best efforts to cause such registration statement to become effective as expeditiously as possible. The Company shall in no event be required to maintain the effectiveness under the Securities Act of any registration statement relating to a Demand Registration for more than 15 months following the date such registration statement became effective. In connection with the Demand Notice and the filing of such registration statement, the Company will:

                    (i) Prepare and file with the Securities and Exchange Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities.

                    (ii) Cause all securities covered by such registration statement to be listed on each securities exchange, if any, on which securities of such class, if any, are then listed if requested by BREA.

                   (iii) Cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD") and the performance of any due diligence investigation by the underwriters (including any "qualified independent underwriter" that is required to be retained in accordance with the rules and regulations of the NASD).

                    (iv) Use its best efforts to register or qualify the securities covered by such registration statement for sale under such other securities or blue sky laws of such jurisdictions as the holders of the securities covered thereby (hereinafter in this Section referred to as "such holders") participating in such registration may reasonably request and do any and all other acts and things which may be reasonably necessary or desirable to enable such holders to consummate the disposition in such jurisdictions of the securities covered thereby owned by such holders.

                    (v) Furnish to such holders participating in such registration and to the underwriters of the securities being registered a reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as such holders or underwriters may reasonably request in order to facilitate the public offering of such securities.

                    (vi) Notify such holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

                   (vii) Notify such holders promptly of any request by the Securities and Exchange Commission for the amending or supplementing of such registration statement or prospectus or for additional information.

                 (viii) Prepare and file with the Securities and Exchange Commission, promptly upon the request of any such holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of special counsel for such holders (and concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the securities by such holder.

                    (ix) Prepare and promptly file with the Securities and Exchange Commission and promptly notify such holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statement therein, in the light of the circumstances in which they were made, not misleading.

                    (x) Advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Securities and Exchange Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for the purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                    (xi) As soon as practicable and in no event less than one day prior to the filing of any amendment or supplement to such registration statement or prospectus, furnish copies thereof to such holders and refrain from filing any such amendment or supplement to which a majority in interest of such holders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law.

                   (xii) Allow the managing underwriter (and its counsel) to conduct "due diligence" investigations of the Company and participate in the preparation of the registration statement, and at the request of any such holder, enter into an underwriting agreement containing customary terms, conditions and furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel satisfactory to such holder, addressed to the underwriters and to such holder or holders making such request, opining as to such matters as such underwriters and holder or holders may reasonably request; and
         (ii) a letter or letters from the independent certified public accountants of the Company, addressed to the underwriter and to such holder or holders making such request, covering such matters as such underwriters and holder or holders may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants the financial statements and other financial data of the Company included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

                 (d) The obligations of the Company under Section 7(b) to comply with requests for Demand Registrations are subject to the following limitations:

                   (i) The Company shall be entitled to postpone up to 60 days in any twelve month period the filing of any registration statement otherwise required to be prepared and filed by it pursuant to Section 7(b) if, at the time it receives a Demand Notice, the Company determines, in its reasonable and good faith judgment, that such registration and sale would materially interfere with any financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its Subsidiaries and promptly gives BREA written notice of such determination. If the Company shall so postpone the filing of a registration statement, the Demand Notice received by the Company shall not be counted for purposes of determining the number of Demand Registrations to which BREA is entitled pursuant to this Section 7.

                 (ii) Any Demand Notice shall be for the registration of shares of Common Stock representing at least 25% of the total number of shares of Common Stock issued to the Blackstone Entities on the date of this Agreement or, if less, all shares of Common Stock owned by the Blackstone Entities and their Permitted Transferees.

                 (iii) In the event of a Demand Registration, sales shall be made through a managing underwriter or underwriters mutually selected by BREA and the Company.

                 (e)  Notwithstanding the provisions of Section 7(a) and 7(b):
(i) in the event of any Company Registration in which the managing underwriter(s) notify the Company that the aggregate amount of securities of the Company proposed to be offered by the Company, the Blackstone Entities and Other Holders would adversely affect the ability to effect such offering, then the number of shares of Common Stock proposed to be offered by the Blackstone Entities and any Other Holders shall be reduced (if need be to zero) to the aggregate amount determined by the managing-underwriter(s) that can be offered without adversely affecting the ability to effect such offering, such reductions to be made pro rata among BREA and such Other Holders in accordance with the number of shares of Common Stock proposed to be offered by each such offeror; and (ii) in the event of any Demand Registration in which the managing underwriter(s) notify the Company that the aggregate amount of securities of the Company proposed to be offered by the Company, the Blackstone Entities and any Other Holders would adversely affect the ability to effect such offering, then the number of shares of Common Stock proposed to be offered by the Blackstone Entities shall first be included in such registration; then the shares of Common Stock, if any, proposed to be included in such registration by the Company and any Other Holders shall be reduced (if need be to zero) to the aggregate amount determined by the managing-underwriter(s) that can be offered without adversely affecting the ability to effect such offering, such reductions to be made pro rata in accordance with the number of shares of Common Stock proposed to be offered by each such offeror.

                 8. Registration Expenses. To the extent permitted by applicable law, the Company shall pay all expenses in connection with any Company Registration or Demand Registration, including, without limitation, (a) all expenses incident to filing with the NASD, (b) registration fees, (c) printing expenses, (d) accounting and legal fees and expenses of one accounting firm and one law firm to represent all selling stockholders (selected by BREA, in the case of any Demand Registration, and reasonably acceptable to BREA, in the case of any Company Registration), (e) expenses of any special audits incident to or required by any such registration or qualification, (f) premiums for insurance in such amount, if any, deemed appropriate by the managing underwriter, and (g) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, the Company shall not be liable for (1) any discounts or commissions to any underwriter attributable to shares of Common Stock being sold by any selling stockholder, (2) any stock transfer taxes incurred in respect of the shares of Common Stock being sold by any selling stockholder, or
(3) the legal fees of any selling stockholder (other than as set forth in clause 8(d) above).

                 9. Blue Sky Laws. In any registration under Sections 7(a) and 7(b), the Company shall use its best efforts to register, qualify, or effect an exemption with respect to the shares of Common Stock of the Blackstone Entities under the "blue sky" laws of such states as may be reasonably requested by BREA or the managing underwriter(s); provided, however, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such jurisdictions.

                 10. Indemnification. In connection with any registration pursuant to Section 7:

                 (a) The Company hereby agrees to indemnify and hold harmless, to the fullest extent permitted by law, BREA, and each of its partners, officers, employees and agents, and any Affiliates (as defined in the Securities Act) of BREA and each person who controls BREA (within the meaning of the Securities Act or the Exchange Act), against any losses, costs, expenses, claims, damages, liabilities, actions or judgments, including reasonable attorneys' fees and disbursements (collectively, "Damages"), joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such Damages arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a registration statement filed with the Securities and Exchange Commission by the Company, or preliminary or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and will reimburse BREA, and its respective partners, officers, employees and agents, and any Affiliates or control persons, for any legal or other expenses incurred by it or any of them in connection with investigating or defending against any such Damages; except that the Company will not be liable in any such case to BREA or any other person or entity to the extent that any Damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in a registration statement, or preliminary or final prospectus contained therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished by or on behalf of BREA specifically for use therein.

                 (b) BREA agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, each of its directors, officers, employees, agents, and any Affiliates (as defined in the Securities Act) of the Company and each person who controls the Company (within the meaning of the Securities Act or the Exchange
         Act), against any Damages, joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such Damages arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a registration statement filed with the Securities and Exchange Commission by the Company, or preliminary or final prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such untrue or alleged untrue statement or omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of BREA, specifically for use therein, and will reimburse the Company, its directors, officers, agents, and Affiliates or control persons, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Damages.

                          (c) Any person entitled to indemnification hereunder shall give prompt notice to the indemnifying person of any claim with respect to which it shall seek indemnification and shall permit such indemnifying person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified person; provided, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the indemnifying person shall have agreed to pay such fees or expenses, or (ii) the indemnifying person shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person, or (iii) in the opinion of outside counsel to such person there may be one or more legal defenses available to such person which are different from or in addition to those available to the indemnifying person with respect to such claims (in which case, if the person notifies the indemnifying person in writing that such person elects to employ separate counsel at the expense of the indemnifying person, the indemnifying person shall not have the right to assume the defense of such claim on behalf of such person). If such defense is not assumed by the indemnifying person, the indemnifying person shall not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld). No indemnified person shall be required to consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified person of a written release in form and substance reasonably satisfactory to such indemnified person from all liability in respect of such claim or litigation. An indemnifying person who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one firm of counsel (and, if necessary, local counsel) for all persons indemnified by such indemnifying person with respect to such claim, unless in the written opinion of outside counsel to an indemnified person a conflict of interest as to the subject matter exists between such indemnified person and another indemnified person with respect to such claim, in which event the indemnifying person shall be obligated to pay the fees and expenses of additional counsel for such indemnified person.

                          (d) If for any reason the indemnification provided for herein is unavailable to an indemnified person or is insufficient to hold it harmless as contemplated hereby, then the indemnifying person shall contribute to the amount paid or payable by the indemnified person as a result of such loss, cost, expense, claim damage, liability, action or judgment in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified person and the indemnifying person, but also the relative fault of the indemnified person and the indemnifying person, as well as any other relevant equitable considerations.

                 11. Lock-Up Provision. Each Blackstone Entity agrees in connection with any public offering of the Company's securities following the date hereof that, upon the request of the managing underwriter(s) in the case of any underwritten public offering, or the Company in the case of a non-underwritten public offering, it shall not sell or offer to sell any shares of Common Stock or any other securities of the Company, other than shares of Common Stock included in the public offering, during the period commencing on the distribution of a "red herring" prospectus for such offering and ending 90 days following the date of the final prospectus used in such offering, provided that all Fine Family Stockholders and all officers and managers of the Company have agreed to the same lockup terms.

                 12. Participation in Registrations. Each Blackstone Entity may not participate in any registration of securities of the Company unless such Blackstone Entity.

                 (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Company and reasonably acceptable to BREA (in the case of any Demand Registration) which are customary and which are not in direct contradiction of any rights granted to BREA or the Blackstone Entities under this Agreement; and

                 (b) completes and executes all questionnaires, powers of attorney, custodial agreements, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements which are customary and which are not in direct contradiction of any rights granted to BREA or the Blackstone Entities under this Agreement.

                 13. Request to Deregister. The Company will promptly deregister any of the shares of the Blackstone Entities initially included in a registration statement pursuant to Section 7 if BREA should thereafter desire to withdraw such shares from the proposed offering, provided that (a) the registration statement has not been declared effective, or (b) if the registration statement has been declared effective, it is not current under the requirement of the Securities Act due to the lapse of time or material changes in the affairs of the Company. Such deregistration by the Company shall in no way indicate that the Company or its counsel deem that any such shares meet the requirements for sale under such rule.

                 14. Legend on Stock Certificates. Each certificate evidencing shares of Common Stock will be stamped or otherwise imprinted with a legend in substantially the following form:

                 THE SECURITIES REPRESENTED BY THIS
                 CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS
                 AGREEMENT, DATED AS OF JUNE 25, 1996, AMONG
                 INTERSTATE HOTELS COMPANY (THE "COMPANY") AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

The Company will imprint such legends on certificates evidencing shares of Common Stock outstanding prior to the date hereof. The legend set forth in the paragraph above shall be removed at such time as BREA and its Permitted Transferees no longer own any Common Stock.

                 15. BREA as Representative. For the sake of convenience, notices and other communications required hereunder to be made to the Blackstone Entities and their Permitted Transferees, and all notices and other communications required hereunder to be made by the Blackstone Entities and their Permitted Transferees to the Company and the Fine Family Stockholders, shall be made through BREA or such other Blackstone Affiliate as may be designated by BREA.

                 16. Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and Permitted Transferees and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and Permitted Transferees, any legal or equitable rights hereunder.

                 17. Assignment. This Agreement may not be assigned by any party hereto (other than to Permitted Transferees of such party) without the consent of the other party hereto. Notwithstanding any such assignment, the assigning party will continue to remain primarily liable under this Agreement.


                 18. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

                 To BREA or any Blackstone Entity:

                          c/o Blackstone Real Estate Advisors L.P.
                          345 Park Avenue
                          New York, New York 10154
                          Attention: Mr. Thomas J. Saylak
                          Facsimile: 212-754-8726

                 with copies thereof to:

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, New York 10017
                          Attention: Glenn D. Kesselhaut, Esq.
                          Facsimile: 212-455-2502

                 To the Company:

                          Interstate Hotels Corporation
                          Foster Plaza X
                          680 Andersen Drive
                          Pittsburgh, Pennsylvania 15220
                          Attention: Mr. Milton Fine
                          Facsimile:  412-937-8053


                 with copies thereof to:

                          Interstate Hotels Corporation
                          Foster Plaza X
                          680 Andersen Drive
                          Pittsburgh, Pennsylvania 15220
                          Attention: Marvin I. Droz, Esq.
                          Facsimile:  412-937-3265

                                  and

                          Jones, Day, Reavis & Pogue
                          2300 Trammel Crow Center
                          2001 Ross Avenue
                          Dallas, Texas 75201
                          Attention: David Lowery, Esq.
                          Facsimile: 214-969-5100

                 To the Fine Family Stockholders:

                          c/o Interstate Hotels Corporation
                          Foster Plaza X
                          680 Andersen Drive
                          Pittsburgh, Pennsylvania 15220
                          Attention: Marvin I. Droz, Esq.
                          Facsimile:  412-937-3265


All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and
(ii) may be given either by a party or by such party's attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days' notice thereof to the other parties.

                 19. Entire Agreement. This Agreement contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

                 20. Term of Agreement; Termination of Certain Sections. This Agreement shall become effective upon the execution hereof, and Sections 3 and 4 shall terminate at such time as the Blackstone Entities and their Permitted Transferees own in the aggregate less than 25% of the shares of Common Stock issued to the Blackstone Entities on the date of this Agreement. Sections 2, 5 and 7 shall terminate at such time as the Blackstone Entities and their Permitted Transferees own in the aggregate less than 10% of the shares of Common Stock issued to the Blackstone Entities on the date of this Agreement.

                 21. Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Parties hereto be waived, except by written agreement executed by the party or parties to be charged.

                 22. No Waiver. No waiver by any party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

                 23. Remedies. The Parties hereto will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.
The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity or competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement.

                 24. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Pennsylvania.

                 25. Submission to Jurisdiction. Each Fine Family Stockholder, the Company, BREA and each Blackstone Entity irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, (b) the United States District Court for the Southern District of New York, and (c) the United States District Court for the Western District of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Fine Family Stockholder, the Company, BREA and each Blackstone Entity further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware or Pennsylvania with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Fine Family Stockholder, the Company, BREA and each Blackstone Entity irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, New York County, (b) the United States District Court for the Southern District of New York, and (c) the United States District Court for the Western District of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                 26. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                 27. Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

                 28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.


                         INTERSTATE HOTELS COMPANY

                         By:      /s/ Milton Fine
                                  -----------------
                                  Milton Fine
                                  Chairman


                         FINE FAMILY STOCKHOLDERS:



                         /s/ Milton Fine
                         ----------------
                         Milton Fine



                         /s/ Milton Fine
                         ----------------------------------
                         Milton Fine, Trustee Under the
                         Second Amended and Restated
                         Revocable Trust dated November 11,
                         1994 for the benefit of Milton Fine



                         /s/ David J. Fine
                         -----------------------------------
                         David J. Fine, Trustee Under
                         the Irrevocable Trust dated
                         December 15, 1989 for the
                         benefit of Sibyl Fine King



                         /s/ David J. Fine
                         -----------------------------------
                         David J. Fine, Trustee Under
                         the Irrevocable Trust dated
                         December 15, 1989 for the benefit
                         of Carolyn Fine Friedman



                         /s/ David J. Fine
                         -----------------------------------
                         David J. Fine, Trustee Under the
                         Irrevocable Trust dated
                         December 15, 1989 for the benefit
                         of David J. Fine.

                         /s/ David J. Fine
                         -----------------------------------
                         David J. Fine, Trustee for the
                         Milton Fine Grantor Annuity Trust
                         dated March 31, 1996.

                         BLACKSTONE ENTITIES:

                         BLACKSTONE REAL ESTATE PARTNERS II L.P.

                         By:      Blackstone Real Estate
                                  Associates L.P., general partner

                                  By:  BREA L.L.C., general
                                      partner

                                       By: /s/ Gary M. Sumers
                                           Name:   Gary M. Sumers
                                           Title:  Vice President


                         BLACKSTONE REAL ESTATE PARTNERS IV L.P.

                         By:      Blackstone Real Estate
                                  Associates L.P., general partner

                                  By:  BREA L.L.C., general partner

                                       By: /s/ Gary M. Sumers
                                           Name:   Gary M. Sumers
                                           Title:  Vice President


                         BLACKSTONE RE CAPITAL PARTNERS II L.P.

                         By:      Blackstone Real Estate
                                  Associates L.P., general partner

                                  By:  BREA L.L.C., general partner

                                       By: /s/ Gary M. Sumers
                                           Name:   Gary M. Sumers
                                           Title:  Vice President

                         BRE/INTERSTONE L.L.C.

                         By:  /s/ Gary M. Sumers
                              Name:
                              Title: